EXHIBIT 10-e



10/30/01

Mr. Don Evans
Cyberlux
P. O. Box 2010
Pinehurst NC 28370-2010

RE: Sales Representative Agreement

Dear Mr. Evans;

This is to confirm and set forth the terms of our agreement whereby Hynes Inc. ("Representative") is retained by Cyberlux (the "Company") as your exclusive sales representatives for the sale of your products specified in item I of
Exhibit 1 in the classes of trade specified in item 2 of Exhibit 1 in the territory specified in item 3 of Exhibit 1. This appointment shall be effective for a period of one (1) year beginning 11/1/01, and shall be automatically renewable for successive one-year terms, subject to the unqualified right of either party to terminate the agreement as outlined in the termination section.



                                 REPRESENTATION

 Representative will represent the Company in the sale of all specified product lines at the specified
commission rates noted in item 4 of Exhibit 1 and such other products as may be added from time to time.
Representative shall adhere to the Company's sales policies and procedures in the promotion and sale of its products to the wholesale and retail trade in a manner judged by the Company as effective.



                                   COMMISSIONS

In full and complete consideration for the services to be provided by the Representative under this Agreement, the Company shall pay the Representative a commission in accordance with the rate specified in item 4 of Exhibit 1 on all orders for shipment to customers headquartered in the specified. territory, before any cash discounts, display or adverting allowance or P.M.'s, regardless of who obtained the order or where it was obtained. The Company will pay all earned commissions to Representative on or before the twentieth (20th) of the month immediately following the month in which the customer has been invoiced by the Company.










                                   HYNES INC.
                                 Southern Region
  6525 Meson Blvd., Suite 515. Charlotte. NC 28211 FO. Sax 220948. Charlotte NC
                                      28222
                     Telephone 704/365-1220 Fox 704/365-2711



Page 2

Commission payments shall be accompanied by an itemized commission statement. Copies of all invoices covering such orders shall be sent to Representative periodically during each month.

Commission payments and invoice copies should be mailed to:

                                      Hynes
                                P. O. Box 220948
                               Charlotte, NC 28222

                    COLLECTION AND DEDUCTION RESPONSIBILITIES

Representative agrees to mist Company in its review of all deductions and in communication of the need for prompt and full payment by customers for all deliveries of product sold. Representative is not responsible for payment by any customer and Company shall riot deduct commissions of Representative or delay payment to Representative for such nonpayment.

                            PRICES AND TERMS OF SALE

Representative shall quote to customers only those prices and other teams that the Company shall designate to Representative in writing.

All order's taken or received by Representative shall be subject to the Company's acceptance. The Company may accept or reject orders in whole or in part. Acceptance by the Company shall occur only upon delivery of goods to the carrier for shipment to the customer.

The Company accepts all credit risk, and the Representative shall have no risk of loss with respect to shipment of any of the Company's products. Shipment on all orders that are accepted shall be made directly from the Company to the purchaser and title shall pass directly from the Company to the purchaser.

                               SCOPE OF AUTHORITY

Representative shall have no authority of power, express or implied, to accept any order on behalf of the Company or to bind or obligate the Company with respect to any order. Representative agrees that its status shall be that of an independent contractor and that all of its agents, salesmen, servants and employees shall be under ifs exclusive control; the Representative and not the Company shall be solely responsible for payment for all commissions, compensation, expenses, insurance, Federal and state taxes imposed upon employers, and any and all other costs incurred hereunder.

                                    LIABILITY

The Company agrees to hold Representative harmless for all costs, including reasonable attorney's fees which arise out of claims for damages arising from the use by anyone of products. covered by this Agreement, except to the extent that such claim is based upon the alleged negligence or intentional act, including the giving of unauthorized warranties of Representatives. Representatives agree to hold the Company harmless from all costs, including reasonable attorney's fees, which arise out of claims for damages based upon the alleged negligence or intentional acts of Representative, its employees, agents or sub-contractors. The Company agrees to cover Representative with a vendor's endorsement on the Company's product liability policies and shall provide Representative with a certificate of said insurance, so endorsed.






Page 3 .

                                    PERSONNEL

The Company agrees not to enter into an employment agreement or any other form of remunerative relationship with any person employed by Representative an the date hereof unless and until one year has transpired save the termination of the employment relationship between such person and Representative, unless expressed written permission in writing is provided by an authorized officer of the representative,

Representative likewise agrees not to enter into any remunerative relationship with any person employed by the Company under the same terms as provided in the previous paragraph.

                                   TERMINATION

This Agreement may be terminated by and upon either party giving to the other written notice to that effect. Such termination shall be deemed effective 90 days immediately following receipt of notice. In the event of the termination of this Agreement Representative shall be entitled to and shall be paid the commissions herein set forth, on all orders which had been taken or received prior to said termination even though the orders may be shipped after the effective date of said termination.

This Agreement supersedes any previous written or oral understanding between the parties hereto covering Representative's responsibility for the products covered hereunder, and may only be modified by an instrument in writing signed by both parties hereto.

If the foregoing is acceptable to you, please so indicate by signing and returning to us the enclosed duplicate original of this Agreement.

                                   Sincerely,

                                   HYNES, INC.

                             By: /s/ John E. Greene
                                -------------------
                                 John E. Greene
                                    President


Accepted and Agreed:


By:  /s/ Donald F. Evans
     -------------------
Date:  11/06/01
     -----------


Page 4

                                    EXHIBIT 1

1.     Products

All Cyberlux Products

2.     Classes of Trade

All Retail Hardware/Home Improvement, Food, Drug, Mass.

3.     Territory

All Hynes Areas

     Alabama Arkansas, Connecticut, Delaware, Florida, Georgia, Louisiana, Maine, Maryland, Massachusetts, Michigan, Mississippi, New Hampshire, New York, North Carolina. Ohio, Indiana, Oklahoma, Pennsylvania, Rhode Island, South Carolina, South New Jersey, Tennessee, Texas, Vermont, Virginia, Washington, DC, West Virginia

4:     Commission Rate

First $500,000 @ 12%, $501,000 to $1,000,000 @ 10%, $1,000,001 to $2,000,000 @
8% $2,000,001 to $3,000,000 @ 6'% and all over $3,000,000 @ 4%.

$1,000 per month minimum guarantee until commissions exceed $12,000 during a calendar year.